ASSET PURCHASE AGREEMENT

                       DATED AS OF FEBRUARY 6, 1995

                                  BETWEEN

                     HARROW PRODUCTS, INC., AS SELLER

                                    AND

                 MILCOR LIMITED PARTNERSHIP, AS PURCHASER









































                             TABLE OF CONTENTS



ARTICLE I

     Purchase and Sale of Assets  1
    1.1   Agreement to Purchase and Sell    1
    1.2   Enumeration of Purchased Assets   2
    1.3   Excluded Assets    4

ARTICLE II

           Assumption and Discharge of Liabilities  5
    2.1   Agreement to Assume and Discharge5
    2.2   Description of Assumed Liabilities     6
    2.3   Excluded Subsidiary Liabilities   7
    2.4   No Expansion of Third Party Rights     7

ARTICLE III

     Purchase Price. Manner of Payment and Closing    7
    3.1   Purchase Price                    7
    3.2   Adjustment to the Purchase Price                 8
    3.3   Time and Place of Closing                        8
    3.4   Manner of Payment of the Purchase Price      8
    3.5   Determination of Net Equity Value           9
    3.6   Disputes Regarding Closing Balance Sheet   11
    3.7   Allocation of Purchase Price               12

ARTICLE IV

               Representations and Warranties 12
    4.1   General Statement                     12
    4.2   Purchaser's Representations and Warranties 13
    4.3   Seller's Representations and Warranties    14

ARTICLE V

     Closing      41
    5.1   Form of Documents 41
    5.2   Purchaser's Deliveries 41
    5.3   Seller's Deliveries    42
    5.4   Joint Deliveries  45

ARTICLE VI

                   Post-Closing Agreements 45
    6.1   Post-Closing Agreements45
    6.2   Inspection of Records  45
    6.3   Certain Assignments    46
    6.4   Use of Trademarks; References to Seller    46
    6.5   Employees    46

     6.6    Back-Up    46
     6.7    Accounts Receivable  47
     6.8    Third Party Claims   47
     6.9    Product Warranties   47
     6.10   Sales and Transfer Taxes and Fees   48
     6.11   Reproration of Real Estate Taxes    48
     6.12   Covenant Not to Compete   48
     6.13   Disclosure of Confidential Information   49
     6.14   Injunctive Relief    51
     6.15   Further Assurances   51
     6.16   knowledge  51

ARTICLE VII

                       Indemnification52
    7.1   General 52
    7.2   Certain Definitions 52
    7.3   Indemnification Obligations of Seller 52
    7.4   Purchaser's Indemnification Covenants 54
    7.5   Limitations on Seller's Indemnification Obligations 55
    7.6   Limitations on Purchaser's Indemnification Obligations 57
    7.7   Third Party Claims Procedures    57

ARTICLE VIII

                          Miscellaneous    60
     8.1    Publicity  60
     8.2    Notices    60
     8.3    Expenses   62
     8.4    Entire Agreement62
     8.5    Non-Waiver 62
     8.6    Counterparts    62
     8.7    Severability    62
     8.8    Applicable Law  62
            8.9     Arbitration  63
     8.10   Binding Effect; Benefit   63
     8.11   Assignability   63
     8.12   Amendments 63
     8.13   Headings   63
     8.14   Definitions64

EXHIBITS

Exhibit A - Opinion of Altheimer & Gray
Exhibit B - Opinion of Curtis, Mallet-Prevost, Colt & Mosle
Exhibit C - Opinion of Siskind, Cromarty, Ivey & Dowler
Exhibit D - Lease of Portion of Coopersville Real Estate
Exhibit E - Lease of Canadian Real Estate




SCHEDULES

Schedule 1.2(b)     -    Certain Computer Hardware
Schedule 1.2(k)     -    Certain Software
Schedule 1.3(c)     -    Excluded Contracts with Seller's
                           Affiliates
Schedule 1.3(d)     -    Certain Excluded Assets
Schedule 1.3(j)     -    Other Excluded Assets
Schedule 3.7        -    Allocation of Purchase Price
















































                         ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT is made as of February 6, 1995, between HARROW PRODUCTS, INC., a Delaware corporation ("Seller"), and MILCOR LIMITED PARTNERSHIP, a Delaware limited partnership
("Purchaser").


                                 RECITALS

     A.   Seller, through its Leigh Products Division (the
"Division"), and Leigh Metal Products Ltd., an Ontario corporation (the "Subsidiary"), a wholly-owned subsidiary of Seller, are engaged in the business of manufacturing and distributing registers, ventilation products, bath cabinets, mail boxes and other related products (the "Business"). Seller and the Subsidiary are each sometimes referred to herein as a "Company" and, collectively, as the Companies.

     B. Seller desires to sell to Purchaser substantially all of Seller's assets and business of the Division, including all of the issued and outstanding shares of capital stock of the Subsidiary, and Purchaser desires to purchase said assets and business, all on the terms and subject to the conditions contained in this Agreement.

                                AGREEMENTS:

     Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
                                 ARTICLE I

                        Purchase and Sale of Assets

     1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the assets, properties, rights and business as a going concern as of the Closing Date (as herein defined), of whatever kind or nature and wherever situated or located and whether reflected on Seller's books and records or previously written-off or otherwise not shown on Seller's books and records, of Seller which are used in or relate to the conduct of the Business (other than the items set forth in Section 1.3 (the "Excluded Assets")), free and clear of any liens, claims, encumbrances, security interests, options, proxies, voting trusts, voting agreements, pledges, charges, escrows, rights of first refusal or first offer ("Encumbrances"), other than Permitted Encumbrances (as herein defined). All of said assets, properties, rights and business (other than the Excluded Assets) are collectively referred to in this Agreement as the "Purchased Assets".


 1.2 Enumeration of Purchased Assets. The Purchased Assets include, without limitation, the following items of the Division which are used or useable in the conduct of the Business:

     (a) all inventory (including, without limitation, raw materials, work in process and finished goods) (collectively, the "Inventory");

     (b) all furniture, fixtures, equipment (including office equipment), machinery, supplies, parts, computer hardware (to the extent set forth on Schedule 1.2(b) attached hereto), tools, dies, jigs, patterns, molds, automobiles and trucks (including those set forth on Schedule 1.2(b)) and all other tangible personal property (other than the Inventory) including, without limitation, any of the foregoing which has been fully depreciated (collectively, the "Equipment");

     (c) that certain real property commonly known as 411 64th Avenue, Coopersville, Michigan (the "Coopersville Real Estate"), and all appurtenances, easements and other rights, buildings and other improvements located thereon or relating thereto and used in the conduct of the Business;

     (d) all leasehold interests and leasehold improvements created by all leases of personal property (including, without limitation, automobiles used by Seller's officers and employees employed by the Business) under which Seller is a lessee or lessor (including those set forth on Schedule 1.2(d)) (all property which Seller is leasing as lessee is referred to herein as the "Leased Personalty");

     (e) all trade accounts receivable, notes receivable, negotiable instruments and chattel paper (collectively, the "Accounts Receivable");

     (f) all deposits and rights with respect thereto and all rebates due from vendors;

     (g) subject to Section 6.3, all contracts, claims and rights (and benefits arising therefrom) with or against all persons whomsoever (other than contracts which are specified in Section 1.3(e)), including, without limitation, all rights against suppliers under warranties covering any of the Inventory or Equipment and all Permits (as herein defined) and Environmental Permits (as herein defined);

     (h) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids;

     (i) all intellectual property rights, including, without limitation, patents and applications therefor, know-how, unpatented inventions, trade secrets, secret formulas, business and marketing plans, copyrights and applications there for, trademarks and applications therefor, service marks and applications therefor, trade names and applications therefor, trade dress, and names and slogans used by the Business (including, without limitation, the names "Leigh Products" and "Leigh Metal Products"), and all goodwill associated with such intellectual property rights, other than items of the foregoing description included within the assets described in Section 1.3(d);

     (j) all of the issued and outstanding shares of capital stock of the Subsidiary, consisting of 1,999 common shares, no par value (the "Subsidiary Shares");

     (k) subject to Section 6.3 and except for contracts specified in Section 1.3(e), all license agreements, sales representative and sales agency agreements, distribution agreements, service agreements, supply agreements, franchise agreements, computer software and related software agreements and technical service agreements (to the extent such license agreements, computer software and related software agreements and technical service agreements are set forth on Schedule 1.2(k));

     (1)  all customer lists, customer records and information;

     (m) all books and records, including, without limitation, blueprints, drawings and other technical papers, payroll, accounts receivable and payable, inventory,.. maintenance, and asset history records, ledgers, and books of original entry, all insurance records and OSHA and EPA files; provided, however, that to the extent any such books and records do not solely relate to the Division, the Purchased Assets shall only include those which primarily relate to the Division (as to which Seller may retain copies) and Seller may retain any other such documents and shall deliver copies thereof to Purchaser;

     (n) all insurance policies and rights thereunder other than those which constitute Excluded Assets;

     (o) all rights in connection with prepaid expenses with respect to the assets being sold hereunder;

     (p)  all letters of credit;

     (q) to the extent set forth on Schedule 1.2(k), all computer software, including all documentation and source codes with respect to such software and, subject to Section 6.3, licenses and leases of software;

     (r) all sales and promotional materials, catalogues and advertising literature; and

     (s) subject to Section 6.3, all telephone numbers' and all lock boxes to which the Division's account debtors remit payments.

     1.3 Excluded Assets. Notwithstanding the enumeration of the Purchased Assets set forth in Section 1.2, the Excluded Assets shall consist of the following assets of Seller relating to the
Business:

     (a) all of the Division's cash on hand and in banks, cash equivalents (exclusive of letters of credit issued by customers of the Division), and investments;

     (b)  the Division's checkbooks and cancel led checks;

     (c) those contracts with Seller's Affiliates (as herein defined) if any, set forth on Schedule 1.3(c) attached hereto;

     (d) the personal property used as of the date hereof primarily in connection with Seller's management information services (MIS) department at the Coopersville Real Estate, including, without limitation, that listed on Schedule 1.3(d) attached hereto, exclusive of items of personal property set forth on Schedules 1.2(b) and

     (e) rights of Seller under (i) contracts and agreements with the Division's employees, (ii) contracts and agreements exclusively relating to Seller's management information services (MIS) department at the Coopersville Real Estate, and (iii) that certain Agreement for Purchase and Sale of Assets dated October 11, 1993 between Seller and Field Controls Division of Heico, Inc.;

     (f) rights in and to claims and litigation (and in each case benefits to the extent they arise therefrom) against third parties to the extent such claims and litigation are not in any way related to the Purchased Assets or the Assumed Liabilities (as herein defined), and rights in and to claims and litigation (and benefits to the extent they arise therefrom) that relate to Excluded Seller Liabilities (as herein defined);

     (g) insurance policies of Seller and rights in connection therewith, except to the extent that prior to the Closing (as herein defined), Purchaser elects, by written notice delivered to Seller, to accept assignments of any of such insurance policies and such policies relate solely to the Division or the Subsidiary;

     (h) rights arising from any refunds due with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets; and

     (i)  the assets, if any, described on Schedule 1.3(i).


                                ARTICLE II

          Assumption and Discharge of Liabilities

     2.1 Agreement to Assume and Discharge. At the Closing, Purchaser shall (i) assume and agree to discharge and perform when due all of the liabilities of Seller (and only those liabilities of Seller) with respect to the Business which are enumerated in
Section 2.2 (the "Assumed Liabilities"), and (ii) cause the Subsidiary to discharge and perform when due all of the liabilities of the Subsidiary not constituting Excluded Subsidiary Liabilities (as herein defined). All claims against and liabilities and obligations of Seller which are not specifically assumed by Purchaser pursuant to Section 2.2, are collectively referred to herein as the "Excluded Seller Liabilities." Seller shall pay and discharge all of the Excluded Seller Liabilities in the ordinary course of business consistent with Seller's past practices, and shall hold Purchaser harmless from and against all of the Excluded Seller Liabilities. The Excluded Seller Liabilities shall not include the liabilities and obligations of Purchaser for which Purchaser agrees to indemnify Seller pursuant to Section 7.4.

     2.2  Description of Assumed Liabilities.  The Assumed
Liabilities shall consist of the following, and only the following, liabilities of Seller with respect to the Division:

     (a) trade accounts payable as of the Closing Date to the extent incurred in the ordinary course of business of the Division and set forth on the books and records of the Division as of the Closing Date or set forth on the Closing Balance Sheet (as herein defined) (the "Accounts Payable");

     (b) all accrued and unpaid expenses as of the Closing Date to the extent incurred in the ordinary course of business of the Division and set forth on the books and records of the Division as of the Closing Date or set forth on the Closing Balance Sheet (the "Accrued Expenses"), including, without limitation, accrued salaries, gainsharing (without any implication that Purchaser would be required to offer any gainsharing or similar program to its employees following the Closing), wages and vacation pay with respect to employees of the Division and expenses with respect to temporary employees of the Division;

     (c) liabilities and obligations of Seller under any purchase order, sales order, lease, license, agency and distributorship agreement or other agreement or commitment of any kind (w) by which Seller is bound on the Closing Date, (x) which is assigned to Purchaser pursuant to this Agreement, and (y) is either (i) set forth on Schedule 4.3(u) of the Disclosure Schedule (as herein defined) or (ii) was made in the ordinary course of business and is not required to be set forth on the Disclosure Schedule (but, in each case, only to the extent such liabilities and obligations relate to performance after the Closing Date);

     (d) liabilities and obligations of Seller under any Permits and Environmental Permits which (x) are assigned or transferred to Purchaser pursuant to the provisions hereof and (y) are either (i) set forth on Schedule 4.3(w) or 4.3(ff) of the Disclosure Schedule or (ii) were issued in the ordinary course of business and are not required to be set forth on the Disclosure Schedule (but, in each such case, only to the extent such liabilities and obligations relate to performance after the Closing Date); and

     (e) all liabilities with respect to real estate taxes as to the Coopersville Real Estate which are accrued as of the Closing Date, and all liabilities for FICA, payroll, withholding or other employment-related taxes, sales and use taxes, to the extent set forth in the Closing Balance Sheet, subject, however, to reproration of real estate taxes as set forth in Section 6.11 hereof (the "Assumed Taxes"). To the extent Seller pays any of the Assumed Taxes, Purchaser shall promptly reimburse Seller there for.

     2.3 Excluded Subsidiary Liabilities. Notwithstanding Purchaser's acquisition of the Subsidiary Shares, for purposes of this Agreement, all liabilities of the Subsidiary of any type, whether accrued, fixed, contingent or otherwise (including, without limitation, liabilities related to the employment of the Subsidiary's employees), other than the liabilities expressly retained by the Subsidiary described in this Section 2.3, shall be deemed to be "Excluded Subsidiary Liabilities". For purposes of this Agreement, following the consummation of the transactions contemplated by this Agreement, the Subsidiary shall retain only the following liabilities (collectively, the "Retained Subsidiary Liabilities"): (i) liabilities of the Subsidiary reflected on the Closing Balance Sheet, exclusive of the notes thereto, to the extent reflected thereon, and (ii) liabilities arising under the Pension Plan for Designated Employees of Leigh Metal Products Ltd. Seller shall hold Purchaser and the Subsidiary harmless from and against the Excluded Subsidiary Liabilities. Purchaser and the Subsidiary shall hold Seller harmless from and against the Retained Subsidiary Liabilities.

     2.4 No Expansion of Third Party Rights. Neither the assumption by Purchaser of the Assumed Liabilities, nor Seller's indemnification of Purchaser and the Subsidiary with respect to the Excluded Subsidiary Liabilities, shall expand the rights or remedies of any third party against Purchaser or Seller as compared to the rights and remedies which such third party would have had against Seller had Purchaser not assumed the Assumed Liabilities, or against the Subsidiary had Seller not so indemnified Purchaser and the Subsidiary. Without limiting the generality of the preceding sentence, neither the assumption by Purchaser of the Assumed Liabilities, nor Seller's indemnification of Purchaser and the Subsidiary with respect to the Excluded Subsidiary Liabilities,
shall create any third party beneficiary rights.   '

                                ARTICLE III

          Purchase Price. Manner of Payment and Closing

     3.1       Purchase Price.  Subject to adjustment pursuant to
Section 3.2, the "Purchase Price" of the Purchased Assets shall be equal to Eight Million One Hundred Thousand Dollars ($8,100,000)
(the "Cash Portion"), plus the aggregate book amount of the Accounts Payable, Accrued Expenses and Accrued Taxes.

     3.2 Adjustment to the Purchase Price. The Purchase Price shall be reduced by the amount by which Six Million Two Hundred and Fifty Thousand Dollars ($6,250,000) exceeds the Net Equity Value (as defined herein). As used in this Agreement, the Net Equity Value shall be the amount by which (i) the aggregate book amount of (A) the Purchased Assets, exclusive of the Subsidiary Shares, plus (B) the Subsidiary's assets, exclusive of the Canadian Real Estate (as defined in Section 4.3 (mm)), in each case net of depreciation and amortization, exceeds (ii) the aggregate book amount of (A) the Accounts Payable, Accrued Expenses and Assumed Taxes, plus (B) the Retained Subsidiary Liabilities, subject to the adjustments set forth in Section 3.5, all as determined in accordance with this Article III and as shown on the Closing Balance Sheet.

     3.3 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Altheimer & Gray, 10 South Wacker Drive, Suite 4000, Chicago, Illinois, 60606, on the date hereof (the "Closing Date"). The Closing shall be deemed to be effective for all purposes under this Agreement as of 11:59 p.m., Central Standard Time on the Closing Date at Chicago, Illinois (the "Effective Time").

     3.4 Manner of Pavement of the Purchase Price. For purposes of the Closing, the parties shall make a good-faith estimate of the Cash Portion (the "Estimated Cash Payment"), based upon the most recent ascertainable financial information of the Business. At the Closing:

     (a)  Purchaser shall assume the Assumed Liabilities; and

     (b) Purchaser shall pay the Estimated Cash Payment to Seller, by wire transfer to such account as Seller shall designate by written notice delivered to Purchaser not later than three (3) days prior to the Closing Date.

Following the Closing, the parties shall determine the final
Purchase Price, taking into account the adjustments required pursuant to Section 3.5 and employing the procedures and criteria set forth in Sections 3.5 and 3.6. If, based on the Purchase Price as finally determined:

     (c)  the Cash Portion exceeds the Estimated Cash Payment,
Purchaser shall pay the excess to Seller;

     (d)  the Estimated Cash Payment exceeds the Cash Portion,
Seller shall pay the excess to Purchaser;

together with interest on such excess from the Closing Date to the date of payment, at a rate of interest equal to the prime rate or corporate base rate from time to time announced by Barclays Business Credit, Inc. The payment required pursuant to the preceding sentence shall be made within five (5) days of the final determination of the Purchase Price pursuant to Section 3.5 and, if applicable, Section 3.6.

     3.5 Determination of Net Equity Value. The Net Equity Value shall be determined from a statement which reflects only (a) the Purchased Assets (to the extent required by generally accepted accounting principles ("GAAP")), net of depreciation and amortization, exclusive of the Subsidiary Shares, (b) the Subsidiary's assets (to the extent required by GAAP), net of depreciation and amortization, exclusive of the Canadian Real Estate, (c) the Accounts Payable, Accrued Expenses and Assumed Taxes, and (d) the Retained Subsidiary Liabilities, all as of the Effective Time (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by Seller and examined by Ernst & Young (the "Accountants") at Seller's expense, and shall contain the unqualified opinion of the Accountants, addressed to both Seller and Purchaser. The Closing Balance Sheet shall be prepared in accordance with GAAP, except as set forth in the remainder of this
Section 3.5, applied in a manner consistent with the accounting principles applied in the preparation of the Financial Statements (as herein defined) (to the extent the Financial Statements were prepared in accordance with GAAP). Notwithstanding, or without limitation, as the case may be, of the foregoing:

     (a) the Closing Balance Sheet shall contain pro rata accruals for utilities and like items, accrued salaries, wages, gainsharing (if any) and vacation pay with respect to those employees of the Companies who are employed in the conduct of the Business;

     (b) Inventory shall be determined pursuant to a physical count taken on January 30, 1995 and January 31, 1995 and rolled forward to the Closing Date, and valued, on an item by item basis, at the lower of the actual cost thereof or net realizable value (as of the Closing Date) thereof, using the first in, first out method. The net realizable value of inventory (including raw materials and work-in-process) falling within the quantity categories set forth below shall be deemed for purposes of this Agreement to be equal to the cost of such inventory, reduced by the applicable percentage of the cost of such inventory, as set forth below (the figure resulting from such reduction being herein referred to as the "Deemed NRV"); provided, however, that if the Deemed NRV exceeds the actual net realizable value, the applicable inventory shall be valued at the actual net realizable value.

                                        Percentage
               Quantity                  Discount

     (i)  Six months supply or             0%
          less

     (ii) Excess over six months           25%
          supply, but less than
          twelve months supply

     (iii) Excess over twelve              50%
          months supply, but less
          than eighteen months
          supply

     (iv) Excess over eighteen             100%
          months supply

All quantities as to which discounting shall be applied shall be computed on the basis of historical usage or sales for the twelve
(12) month period immediately preceding the Closing;

     (c)  fixed assets of the Subsidiary shall be valued at $0; and

     (d) the Closing Balance Sheet shall be prepared on the basis that it is being prepared solely to be used in the computation of the Purchase Price.

At Seller's option, Purchaser shall reconvey to Seller, at Seller's expense, all of Purchaser's right, title and interest (or shall cause the Subsidiary to do so) in any or all of the inventory discounted 100%, once the Closing Balance Sheet becomes final and binding upon the parties hereto pursuant to Section 3.6, by delivering written notice to Purchaser specifying the applicable inventory no later than ten (10) days after the Closing Balance Sheet becomes final and binding, provided that Purchaser shall not be required to retain any such inventory more than six (6) months after the Closing Date, and may thereafter dispose of such inventory in any manner it may elect. Seller shall be free to sell or otherwise transfer any such reconveyed inventory at any price; provided that Seller shall not use the Leigh name or any other trade or service name or mark constituting a Purchased Asset in connection with the sale or transfer of such inventory. In order to effectuate the foregoing, Purchaser shall affix labels provided by Seller (the cost of such labels to be borne by Seller) to the inventory to be reconveyed. Seller shall cause the Closing Balance Sheet to be delivered to Purchaser not later than forty-five (45) days after the Closing Date. Seller shall cause the Accountants to make available to Purchaser and Purchaser's accountants the Accountants' work papers, and shall permit Purchaser and Purchaser's accountants to observe the taking of the inventory.

     3.6 Disputes Regarding Closing Balance Sheet. Disputes with respect to the Closing Balance Sheet shall be dealt with as follows:

     (a) Purchaser shall have forty-five (45) days after receipt of the Closing Balance Sheet and the accompanying Accountants' opinion from Seller (the "Dispute Period") to dispute any of the elements of or amounts reflected on the Closing Balance Sheet (a "Dispute"). If Purchaser does not give written notice of a Dispute within the Dispute Period to Seller (a "Dispute Notice"), the Closing Balance Sheet shall be deemed to have been accepted and agreed to by Purchaser in the form in which it was delivered by Seller, and shall be final and binding upon the parties hereto. If Purchaser has a Dispute, Purchaser shall give Seller a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within thirty (30) days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet.

     (b) If Purchaser and Seller are unable to resolve any Dispute within the thirty (30) day period after Seller's receipt of a Dispute Notice, the Chicago office of the certified public accounting firm of Price Waterhouse (the "Arbitrating Accountant") shall be engaged jointly by Seller and Purchaser as arbitrator hereunder to settle such Dispute as soon as practicable. In the event such firm is unwilling or unable to serve as the Arbitrating Accountant, the parties hereto shall select by mutual agreement another nationally recognized certified public accounting firm, who is not rendering (and during the preceding two-year period has not rendered) services to either Seller or Purchaser or any of their respective Affiliates, to serve as the Arbitrating Accountant. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's function shall be to conform the Closing Balance Sheet to the requirements of Section
3.5. The arbitration before the Arbitrating Accountant shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Arbitrating Accountant's award with respect to any Dispute shall be final and binding upon the parties hereto, and judgment may be entered on the award. Seller and Purchaser shall each pay one-half of the fees and expenses of the Arbitrating Accountant with respect to any Dispute. Upon the resolution of all Disputes, the Closing Balance Sheet shall be revised to reflect such resolution.

     3.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code (as herein defined) and in accordance with Schedule 3.7 hereto.

                                ARTICLE IV

                      Representations and Warranties

     4.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article IV. All such representations and warranties and all representations and warranties which are set forth elsewhere in this Agreement and in any schedule (or attachment to such schedule) or closing document delivered by a party hereto to the other party pursuant to this Agreement or in connection herewith shall survive the Closing (and none shall merge into any instrument of conveyance) for the period set forth in Article VII, regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. All representations and warranties of Seller are made subject to the exceptions which are noted in the schedule delivered by Seller to Purchaser concurrently herewith and identified by the parties as the "Disclosure Schedule", whether or not the text of the relevant representations and warranties makes reference thereto.

     4.2       Purchaser's Representations and Warranties.
Purchaser represents and warrants to Seller that:

     (a) Purchaser is a limited partnership duly organized, existing and in good standing under the laws of the State of Delaware.

     (b) Purchaser has full power and authority to enter into and perform its obligations arising under (x) this Agreement and (y) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Milcor Holdings, Inc., the general partner of Purchaser. This Agreement and each of Purchaser's Ancillary Documents constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

     (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Purchaser of the transaction contemplated by this Agreement and Purchaser's Ancillary Documents.

     (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Limited Partnership or the Amended and Restated Agreement of Limited Partnership of Purchaser, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award binding upon Purchaser.

     (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed (other than agreements and instruments with Purchaser's lenders, as to which Purchaser has received waivers or consents on or prior to the Closing Date].

     4.3 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:

               CORPORATE

     (a) Seller is a corporation duly organized, existing and in good standing, under the laws of the State of Delaware. The Subsidiary is a corporation duly organized, existing and in good standing, under the laws of the Province of Ontario. Each of the Companies has all necessary corporate power and authority to conduct the Business as the Business is now being conducted.

     (b) Each of the Companies has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of its assets which are used in the Business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Business. All jurisdictions in which the Companies are qualified as a foreign corporation are set forth in the Disclosure Schedule.

     (c) Seller has full corporate power and authority to enter into and perform its obligations arising under (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller. This Agreement and each of Seller's Ancillary Documents constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies).

     (d) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Seller of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transaction contemplated by this Agreement and Seller's Ancillary Documents.

     (e) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transaction herein and therein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of the companies' respective Certificate or Articles of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award binding upon Seller or the Business.

     (f) True and complete copies of the Companies' respective Certificate or Articles of Incorporation and all amendments thereto, and the By-laws as amended and currently in force, have been furnished for inspection by Purchaser. True and complete copies of the Subsidiary's stock records, corporate minute books and records have been furnished for inspection by Purchaser. Said stock records accurately reflect all share transactions and the current stock ownership of the Subsidiary. Except as set forth in the Disclosure Schedule, the corporate minute books and records of the Subsidiary contain true and complete copies of all resolutions adopted by the sole stockholder or the board of directors of the Subsidiary and any other action formally taken by them respectively as such.

     (g) Harrow Products, Inc. (Delaware), a Delaware corporation, is the record and beneficial owner of all of the issued and outstanding capital stock of Seller. Harrow Products, Inc. (Delaware) has no subsidiaries engaged in the Business other than Seller, or subsidiaries which are suppliers or customers of the Business. Seller has no subsidiaries engaged in the Business other than the Subsidiary, or which are suppliers or customers of the Business. Neither Harrow Products, Inc. (Delaware) nor Seller own, directly or indirectly, any capital stock or other equity securities of any corporation or other entity engaged in, or which is a customer or supplier of, the Business, or have any direct or indirect equity interest in, or operate, manage or otherwise control, any business which engages in, or which is a customer or supplier of, the Business, other than Harrow Products, Inc. (Delaware) 's ownership of Seller and Seller's ownership of the Subsidiary, and except for the business of Seller's H.B. Ives Division described in Section 6.12(b).

     (h) The authorized capital stock of the Subsidiary consists of a single class of an unlimited number of shares of common stock, no par value, of which 1,999 shares are issued and outstanding. There are no shares of capital stock of the Subsidiary of any other class authorized, issued or outstanding. All of the issued and outstanding Subsidiary Shares have been val idly issued, are fully paid and nonassessable, and are owned beneficially and of record by Seller free and clear of all Encumbrances. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Subsidiary obligating the Subsidiary to issue any securities of any kind. Seller is not indebted to the Subsidiary.


     FINANCIAL

     (i) Each Company's books, accounts and records (with respect to the Business, in the case of Seller) are, and have been, maintained in such Company's usual, regular and ordinary manner, in accordance with generally accepted accounting practices, and all material transactions to which each Company is or has been a party (with respect to the Business, in the case of Seller) are properly reflected therein.

     (j) Complete and accurate copies of the balance sheets, statements of income and retained earnings, statements of cash flows, and notes to financial statements (together with any supplementary information thereto) of the Business, all as of and for the years ended November 27, 1994, November 28, 1993 and November 29, 1992, and as of and for the one month period ended January 1, 1995, respectively, are contained in the Disclosure Schedule. All such financial statements are referred to herein collectively as the "Financial Statements". The Financial Statements fairly present the financial position of the Business as of the respective dates thereof, and the results of operations and cash flows of the Business for the respective periods covered by said statements, in accordance with GAAP, consistently applied and in the case of the financial statements for the one month period ended January 1, 1995, subject to normal year end audit adjustment. The Disclosure Schedule contains complete and correct copies of all attorney's responses to audit inquiry letters with respect to the Business and all management letters from the Accountants with respect to the Business for the last five (5) fiscal years.

     (k) To Seller's knowledge, none of the trade receivables which are reflected on the Financial Statements or which arose subsequent to January 1, 1995, including, without limitation, the Accounts Receivable, is or was subject to any counterclaim or set-off. All of such trade receivables arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and allowances, and discounts. All such reserves, allowances and discounts, were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by the Business in the ordinary course of business. Adequate provision has been timely made in the Financial Statements with respect to doubtful accounts, and the Financial Statements reflect all discounts, returns and allowances granted by Seller or the Subsidiary, as the case may be, with respect to the periods covered thereby. Since January 1, 1995, there has not been a material change in the aggregate amount of trade receivables of the Business or the aging thereof. The Business has no outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

     (l) Except as set forth in the Disclosure Schedule, all inventory which is held for sale or resale, consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value on an item by item basis, in accordance with Section 3.5(b), or will be reflected on the Closing Balance Sheet as having been so written down. With the exception of items of below standard quality which have been written down to their estimated net realizable value, the inventory of Seller and the Subsidiary is free from defects in materials and/or workmanship. The supply of spare parts in the inventory of Seller and the Subsidiary, the product mix of such inventory and the raw materials and work in process necessary to convert to finished goods is not materially out of balance in relation to the sales experience of the Business during the past five years and is consistent with Seller's expectations of the demands of the customers of the Business. Since January 1, 1995, there has not been a material change in the level of the inventory of Seller (solely with respect to the Business) and the Subsidiary.

     (m) Neither Company (with respect to the Business, in the case of Seller), has any obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet (all the foregoing herein collectively being referred to as the "Liabilities") except for:

          (i) Liabilities provided for or reserved against in the Financial Statements;

          (ii) Liabilities which have been incurred by the Companies subsequent to January I, 1995, in the ordinary course of business and consistent with past practice;

          (iii) Liabilities under the executory portion of any written purchase order, sales order, lease, agreement or commitment of any kind by which either Company is bound and which was entered into in the ordinary course of business and consistent with past practice;

          (iv) Liabilities under the executory portion of Permits (as herein defined), Environmental Permits (as herein defined), licenses and governmental directives and agreements issued to, or entered into by, either Company in the ordinary course of its business; and

          (v)  Liabilities listed in the Disclosure Schedule.

     (n) Seller and the Subsidiary each have good and marketable title to, and the corporate power to sell, the Purchased Assets and the Subsidiary's assets, respectively, free and clear of any Encumbrances, except for the following encumbrances "Permitted Encumbrances"): (i) statutory liens for Taxes not yet due, (ii) liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and (iv) conditions, restrictions and easements of record which are set forth on the Disclosure Schedule. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets or the Subsidiary's assets, other than instruments reflecting or creating the Permitted Encumbrances, has been recorded, filed, executed or delivered.

     (o) The Disclosure Schedule contains a true and correct list and description (including coverages, deductibles and expiration dates) of all insurance policies which are owned by the Companies relating to the conduct of the Business or which name either of the Companies as an insured and which pertain to the Purchased Assets or the Subsidiary's assets, the Business, or the Companies' employees who are employed in the. conduct of the Business. In the three (3) year period ending on the date hereof, neither Company (solely with respect to the Business in the case of Seller) has received any written notice from, or on behalf of, any insurance carrier issuing such policies, to the effect that insurance rates will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks), that there will hereafter be no renewal of an existing policy, or that material alteration of any Purchased Asset or asset of the Subsidiary, purchase of additional equipment, or material modification of any method of conducting the Business, will be required or is suggested.

     (p) The Disclosure Schedule describes each: (i) business relationship relating to or in connection with the conduct of the Business (excluding employee compensation and other ordinary incidents of employment) existing on the date of this Agreement between (x) either Company, and (y) any present or former officer, director, stockholder or Affiliate of either Company, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons (all such persons and trusts encompassed by this clause (y) being sometimes collectively referred to herein as the "Related Parties" and individually as a "Related Party"); (ii) transaction relating to or in connection with the conduct of the Business occurring between November 28, 1993 and the date of this Agreement between either Company and any Related Party; and (iii) amount owing by or to any of the Related Parties, respectively, to or from either Company relating to or in connection with the conduct of the Business as of the date of this Agreement. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present operation of the Business, is presently owned by or leased by or to any Related Party. Prior to the Closing Date, all amounts due and owing to or from either by or to any of the Related Parties (excluding employee compensation and other ordinary incidents of employment) relating to or in connection with the conduct of the Business shall be paid in full. Except for the business of Seller's H.B. Ives Division described in Section 6.12(b), neither the Companies nor, to Seller's knowledge, any Related Party, has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Business in the United States, Canada or Mexico. As used herein, an "Affiliate" is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. In the case of Seller, an Affiliate shall include Harrow Products, Inc. (Delaware], Harrow Industries, Inc. and Harrow Corporation. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

     (q) (i) For the purposes of this Agreement, the term "Taxes" means all Federal, state, provincial, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, capital, goods and services, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns; and the term "Code" means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto).

          (ii) All Returns required to be filed on or prior to the date hereof (A) by Seller, pertaining to the Assumed Taxes, or (B) by the Subsidiary, have been filed or an extension relating thereto has been obtained. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of either Company or any other information required to be shown thereon, and, except as set forth on the Disclosure Schedule, no extension of time within which to file any such Return has been requested or granted.

          (iii) With respect to all amounts in respect of (A) Assumed Taxes imposed upon Seller, or (B) Taxes imposed upon the Subsidiary, or for which either such Company is liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been complied with in all material respects, and all such amounts required to be paid by such Company, to taxing authorities or others have been paid or reserved for on the Financial Statements in accordance with GAAP.

          (iv) None of the Purchased Assets (A) is property which is required to be treated as being owned by any other person pursuant to the so-Cal led "safe harbor lease" provisions of former section 168(f) (8) of the Code; (B) directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code; or (C) is "tax exempt use property" within the meaning of Section 168(h) of the Code.

          (v) Seller is not a person other than a United States person within the meaning of the Code.

          (vi) Neither Company (in the case of Seller, with respect to the Business) has participated in any tax sharing or other arrangement whereby such Company in determining its income, revenues, receipts, gain, loss, or any net operating loss or other tax loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce taxes (including, without limitation, deductions and credits relating to alternative minimum taxes) (collectively, "Tax Assets"), has taken into account or included any income, revenues, receipts, gain, loss, asset, liability, or Tax Assets of any other person (or vice versa);

          (vii) Neither Company (in the case of Seller, with respect to the Business) is currently under any contractual obligation to pay the tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any tax;

          (viii) Neither Company (in the case of Seller, with respect to the Business) is subject to any (A) claims, audits, actions, suits, proceedings, or, to Seller's knowledge, investigations with respect to any tax or assessment for which any such Company could be liable, and (B) requests for rulings in respect of any tax or any proposed transaction pending before any governmental authority responsible for the imposition of any tax.


     CONDUCT OF BUSINESS

     (r) Since November 27, 1994, neither Company has, with respect to the Business:

          (i) sold, assigned, leased, exchanged, transferred or otherwise disposed of any of its assets or property (including sales and transfers to Related Parties), except for (A) sales of inventory in the usual and ordinary course of business in accordance with the past practices of the Business, and (B) cash applied in payment of such Company's liabilities in the usual and ordinary course of business in accordance with the past practices of the Business and (C) assets with an aggregate value of less than $2,500;

          (ii) suffered any casualty, damage, destruction or loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

          (iii) (A) written off any equipment or other tangible personal property as unusable or obsolete or for any other reason, except in the ordinary course of business and not involving a write-off of more than $2500 in the aggregate, and, except as to inventory, as described in Section 4.3(l), or (B) transferred any asset to any Affiliate;

          (iv) made or suffered any material change in the conduct or nature of any aspect of the Business, whether made in the ordinary course of business or not or whether or not the change had a material adverse effect on the business activities or financial condition of the Business (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry of Seller into this Agreement or its consummation of the transaction contemplated hereby);

          (v) waived any right or cancelled or compromised any debt or claim, other than in the ordinary course of business;

          (vi) paid (or been paid by) any Related Party, or charged (or been charged by) any Related Party, for (A) goods sold or services rendered by or to the Business, or (B) corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses, on a basis which is either more or less favorable to the Business than the basis which would be employed by a party who is not a Related Party;

          (vii) made (or committed to make) capital expenditures in an amount which exceeds $25,000 for any item or $100,000 in the aggregate;

          (viii) paid any dividend or made any distribution to its stockholder(s);

          (ix) increased the compensation payable to any employee;

          (x)  paid or incurred any management or consulting fees;

          (xi) hired any employee who has an annual salary in excess of $30,000, or employees with aggregate annual salaries or wages in excess of $100,000;

          (xii) terminated any employee having an annual salary or wages in excess of $30,000 or employees with aggregate annual salaries or wages in excess of $100,000;

          (xiii)    borrowed any money or issued any bonds,
debentures, notes or other corporate securities evidencing money borrowed;

          (xiv) made any change in accounting methods or principles not disclosed in the notes to the Financial Statements; or

          (xv) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the usual and ordinary course of business (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Seller into this Agreement or its consummation of the transaction contemplated hereby).

     (s) Neither Company has suffered or been threatened with (and Seller has no knowledge of any facts which are reasonably likely to cause or result in) any material adverse change in the business, operations, assets, liabilities or financial condition of the Business, including, without limiting the generality of the foregoing, the existence or threat of any labor dispute, or any material adverse change in, or loss of, any relationship between Seller and any of the key employees of the Business.

     (t) Except as set forth in the Disclosure Schedule, since November 29, 1992, no "Significant Customer" (as herein defined) has terminated its business relationship with the Business, and Seller has no knowledge that a significant Customer has threatened to hereafter terminate its business relationship with the Business or to limit or alter its business relationship with the Business in any material respect. Seller has no knowledge of any intention of or indication by a "Significant Supplier" (as herein defined) to terminate its business relationship with the Business or to limit or alter its business relationship with the Business in any material respect. As used herein, "Significant Customer" means any customer of the Business which purchased $50,000 or more of goods from either Company in any of the fiscal years ended November 27, 1994, November 28, 1993 or November 29, 1992. As used herein, "Significant Supplier" means any supplier of the Business from whom either Company has purchased $50,000 or more of goods during either of the years ended November 27, 1994 or November 28, 1993 for use in the Business.

     CONTRACTS

     (u) Neither Company is, with respect to the Business, a party to, or bound by, or the issuer, beneficiary or recipient of, any undischarged written or oral:

          (i) contract for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of such Company;

          (ii) consulting agreement;

          (iii)     collective bargaining agreement;

          (iv) plan, policy or contract or arrangement providing for bonuses, options, deferred compensation, retirement payments, severance benefits, profit sharing, medical and dental benefits or the like;

          (v) contract for the purchase of equipment, inventory, or other materials having a price under any such contract in excess of $25,000 per annum;

          (vi) contract for the sale of any equipment, inventory or other assets in excess of $2,500, except for sales of inventory in the ordinary course of business;

          (vii) contract or agreement restricting in any manner either Company's right to compete with any other right to sell to or purchase from any other person or to employ any person, the right of any other party to compete with the Business, or the ability of such person or entity to employ any of such Company's employees employed in the conduct of the Business;

          (viii)    secrecy or confidentiality agreement;

          (ix) contract of agency, representation, distribution, dealership or franchise which cannot be cancelled by such Company without payment or penalty upon notice of thirty (30) days or less;

          (x) contract for the advertisement, display or promotion of any products or services which cannot be cancel led by such Company without payment or penalty upon notice of thirty (30) days or less;

          (xi) service contract affecting any of the Purchased
Assets or any asset of the Subsidiary where the annual service charge is in excess of $25,000 and has an unexpired term as of the Closing Date in excess of thirty (30) days;

          (xii) contract, order, pricing agreement or quotation for the sale of goods or the performance of services which, if performed by such Company in accordance with its terms, could only be performed by such Company with a gross profit margin of 18% or less, or which could not be performed within the time limits or other terms therein provided or, when actually performed, would result in an obligation (contractual or otherwise] to pay damages or penalties;

          (xiii) guaranty, performance, bid or completion bond, or surety or indemnification agreement;

          (xiv)     contract with any railroad or other
transportation company;

          (xv) lease or sublease, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles, where the lease or sublease provides for an annual rent in excess of $25,000 and has an unexpired term as of the Closing Date in excess of thirty (30) days;

          (xvi)     contracts for the purchase, sale, or removal
(as the case may be) of electricity, gas, water, telephone, coal, sewage, power or other utility service;

          (xvii) contract for the treatment or disposal of Hazardous Materials (as herein defined);

          (xviii) industrial security clearance;

          (xix) contract not specifically enumerated above which provides for the receipt or expenditure by Purchaser after such assignment of more than $25,000, except agreements for the sale of goods in the rendering of services by such Company in the ordinary course of business.

All contracts, leases, subleases and other instruments referred to in this Section 4.3(u), and all other contracts or instruments to which either Company is a party or by which it is bound and which relate to the Business, are in full force and binding upon the parties thereto. No default by either Company has occurred thereunder and, to the best of Seller's knowledge, no default by the other contracting parties has occurred thereunder. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, would become a default by either Company or to Seller's knowledge, the contracting party thereunder. Neither Company has released or waived any of its rights under any contract, lease, sublease or other instrument which relates to the Business. All of Seller's agreements with sales agents and sales representatives are terminable by Seller upon not more than thirty
(30) days notice.

     (V) Neither Company is a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by such Company according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by such Company according to the terms of this Agreement may be prohibited, prevented or delayed.

     (W) The Disclosure Schedule contains a true and correct copy of every license, permit, registration, governmental approval and consent applied for, pending by, issued or given to either Company (with respect to the Business, in the case of Seller), and every agreement with governmental authorities (federal, state, local or foreign) entered into by either Company with respect to the Business, which is in effect or has been applied for or is pending, exclusive of Environmental Permits (as herein defined) (the "Permits"). The Permits constitute all licenses, permits, registrations, approvals, agreements and consents (other than Environmental Permits) which are required in order for the Companies to conduct the Business as presently conducted, except where the failure to obtain any such Permit would not require the payment of $2,500 or more or otherwise adversely affect the Business.

     EMPLOYEES

     (x) (i) Neither Seller nor any affiliate of Seller (other than the Subsidiary) as determined under Code section 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers or contributes to, nor do the employees of Seller or any ERISA Affiliate (other than the Subsidiary) employed in the conduct of the Business receive or expect to receive as a condition of employment, benefits pursuant to any: employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) ("Plan"), including, without I imitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan"); employee welfare benefit plan (as defined in Section 3(l) of ERISA) ("Welfare Plan"); or bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or plan, policy, practice or similar arrangement ("Employee Benefit Plan"); other than those plans described in the Disclosure Schedule.

          (ii) All Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts comply in all material respects with and are operated in all material respects in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code section 401(a) to the extent any Plan is intended to conform to that section), other Federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither Seller nor any ERISA Affiliate (other than the Subsidiary) has any notice or knowledge of any violation of any of the foregoing by any Plan, Welfare Plan, or Employee Benefit Plan. Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)
(1) of the Code) complies in all material respects with and has been maintained and operated in accordance with each of the requirements of section 162(k) of the Code as in effect for years beginning prior to 1989, section 4980B of the Code for years beginning after December 31, 1988 and Part 6 of subtitle B of Title I of ERISA. Except as set forth on the Disclosure Schedule, a favorable determination as to the qualification under the Code of each of the Plans and each amendment thereto has been made by the Internal Revenue Service ("IRS"), each trust funding Welfare Plans or Plans is and has been tax-exempt and each Plan and related trust agreement remain qualified under the Code.

          (iii) Neither Seller nor any ERISA Affiliate (other than the Subsidiary) has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Plan which is subject to Title IV of ERISA. here is currently no active filing by Seller or any ERISA Affiliate (other than the Subsidiary) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by Seller or any ERISA Affiliate (other than the Subsidiary).

          (iv) There are no pending or, to Seller's knowledge, threatened claims against any of the Plans, Welfare Plans, or Employee Benefit Plans by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits].

          (v) With respect to each Plan which is a Multiemployer Plan covering employees of Seller or any ERISA Affiliate (other than the Subsidiary): (y) neither Seller nor such ERISA Affiliate would incur any withdrawal liability (as defined in Section 3(37) of ERISA) on a complete withdrawal from each such Plan as of the Closing Date, under applicable laws and conditions of each such Plan and the applicable provisions of law without regard to any limitation, reduction or adjustment of liability under Title IV of ERISA or any plan provision based on Title IV of ERISA; (z) neither Seller nor any ERISA Affiliate (other than the Subsidiary) has made or suffered a "complete withdrawal" or a "partial withdrawal", as such terms are respectively defined in Sections 4203 and 4205 of ERISA;

     (Y) (i) Except as set forth in the Disclosure Schedule, the Subsidiary is not a party to, and has no liability with respect to, any employee benefit, welfare, bonus, pension, profit sharing, deferred compensation, stock option, retirement, hospitalization insurance, medical and dental insurance, disability insurance, vacation pay, severance pay or any other material employee benefit plan, policy, practice or arrangement related to the employees or former employees which are currently maintained or were maintained, at any time in the last five calendar years (herein referred to collectively as "Canadian Plans").

          (ii) Seller has furnished to Purchaser a true and correct copy of all Canadian Plans as listed in the Disclosure Schedule, as amended to the date hereof, together with all related documentation, including without limitation, funding agreements, actuarial reports, funding and financial information and plan summaries, booklets and personnel manuals, and there have been no material changes in the financial condition of any such plan from that stated in the documentation so supplied. Al I employee data provided is substantially true and correct. Except for those amendments previously furnished to Purchaser, no amendments have been made to the Canadian Plans and no improvements to the Canadian Plans have been promised by Seller or the Subsidiary or, to Seller's knowledge, any other person or entity. No insurance policy requires or any other contract or agreement affecting the Canadian Plans requires or permits a retroactive increase in premiums or payments due thereunder.

          (iii) All of the Canadian Plans have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable laws, regulations, orders or other legislative, administrative or judicial promulgations (herein referred to as "Applicable Laws"). None of the Canadian Plans enjoy any special tax status under the Income Tax Act (Canada) or under other applicable legislation, nor have any advance tax rulings been sought or received in respect of the Canadian Plans. The Canadian Plan is fully funded and, except for obligations thereunder to the sole remaining participant, all obligations regarding the Canadian Plans have been satisfied and there are no outstanding defaults or violations by any party thereto, or any taxes owing under any Canadian Plans, on both an ongoing and a plan termination basis. All contributions of premiums required to be made by the Subsidiary under the terms of the Canadian Plans or by Applicable Laws have been made in all material respects in accordance with Applicable Laws and the terms of the Canadian Plans, and the Subsidiary has no liability (other than liabilities accruing after the date hereof in accordance with the express terms of the Canadian Plans, in the ordinary course of business) with respect to any of the Canadian Plans. All of the Canadian Plans which are subject to actuarially-based funding requirements are fully funded or fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions and methodology contained in the going concern actuarial valuation report most recently filed with the provincial pension authorities as of the date hereof. To Seller's knowledge, the level of insurance reserves under each of the Canadian Plans which is an insured plan is reasonable under the circumstances known to Seller and is sufficient to provide for all incurred but unreported claims. There have been no improper withdrawals or transfers of assets from the Canadian Plans or the funds relating thereto, and the Subsidiary has not been in breach of any fiduciary obligation with respect to the administration of the Canadian Plans or the funding media relating thereto.

               (iv) None of the Canadian Plans, nor any related funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality of which Seller is aware, or by any other party of which Seller is aware, and there exists no state of facts of which Seller is aware which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any of the Canadian Plans. Further, should any matter arise which could affect the registration of any of the Canadian Plans, Seller shall take such actions, upon Purchaser's request, as are reasonably necessary to cause the Subsidiary to take in a timely fashion all steps required to ensure the registration is not affected.


          (v) The Subsidiary has reserved the right to amend, modify or terminate each of the Canadian Plans, subject to approval required by applicable Laws.

          (vi) Except for registered pension plans or group registered retirement savings plans, none of the Canadian Plans provides benefits to retired employees.

          (vii) No employee or former employee of the Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit enhancements of such benefits solely as a result of the transactions contemplated hereby.

          (viii) To the knowledge of Seller, there are no unfair labor practice complaints, labor disputes, work stoppages, or union organization efforts, or threats of the foregoing, or pending or threatened proceedings under the Ontario Human Rights Code, Employment Standards Act, Workers Compensation Act, or any other employment-related legislation applicable in Ontario directed against any of the operations of the Business.

     (Z) With respect to employees of the Companies (with respect to the Business, in the case of Seller):

          (i) there is no pending or, to Seller's knowledge, threatened unfair labor practice charges or employee grievance charges;

          (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the best of Seller's knowledge, threatened against or directly affecting either Company;

          (iii) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and Seller has no knowledge of any existing claims therefor;

          (iv) except as set forth on the Disclosure Schedule, the employment of each of such employees is terminable at will without cost to either Company except for payments required under the Plans, Welfare Plans, Employee Benefit Plans and Canadian Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by either Company prior to such Company hiring a person not previously employed by such Company. Except as required by Section 4980B of the Code with respect to Seller, neither Company (in the case of Seller, with respect to the Business) has any liability to provide medical benefits to former employees of such Company or their spouses or dependents

          (v) the Disclosure Schedule contains a true and complete list of all full and part time employees who are employed by the Companies as of January 31, 1995 (other than temporary employees), and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, Welfare Plans, Employee Benefit Plans and Canadian Plans), dates of employment and positions;

          (vi) Seller has complied with the notice and any other requirements of the Worker Adjustment Retraining Notification Act within the time period required therein, in view of the Closing Date, and all other applicable federal, state and local laws pertaining to employees of the Business of Seller who may be affected by the transactions contemplated hereby. Prior to the Closing Date, the Subsidiary gave written notice to each of the Subsidiary's employees as to the termination of their employment by the Subsidiary, effective immediately prior to the Closing Date, in the form required under the Ontario Employment Standards Act.

LITIGATION AND CLAIMS

     (aa) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to the best of Seller's knowledge, threatened, against either Company or their Affiliates with respect to or affecting or arising out of the Business, directly or indirectly, or with respect to the consummation of the transaction contemplated hereby, or the use of the Purchased Assets or the Subsidiary's assets (whether used by Purchaser after the Closing or by either Company prior thereto).

     (bb) Seller has no knowledge of any facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to either Company, would have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Business, or the consummation of the transaction contemplated hereby, or the use of the Purchased Assets or the Subsidiary's assets (whether by Purchaser after the Closing or by either Company prior thereto).

     (cc) Neither Company has made any oral or written warranties with respect to the quality or absence of defects of the products or services which it has sold or performed in the conduct of the Business which are in force as of the date hereof, except for those warranties which are described in the Disclosure Schedule. There are no material claims pending or, to the best of Seller's knowledge, reasonably anticipated or threatened against either Company with respect to the quality of or absence of defects in such products or services. The Disclosure Schedule sets forth a summary, which is accurate in all material respects, of returns of defective products of the Business during the period beginning November 28, 1993 and ending on the date hereof, and the aggregate dollar amount of credits and allowances for defective products given to customers during said period. Seller has no knowledge or reason to believe that the percentage of products sold and services performed by either Company in the conduct of the Business for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing Date will be higher than the percentage of such products and services which such Company has sold and performed in the conduct of the Business for which warranty adjustments have been required in the past. Neither Company has been required to pay direct, incidental, or consequential damages to any person in connection with any of such products or services at any time during the three (3) year period preceding the date hereof.

     (dd) Except as set forth on the Disclosure Schedule, neither Company is a 'party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to the properties, assets, personnel or business activities of the Business.

     (ee) Neither Company is, with respect to the Business, in violation in any material respect of, or delinquent in any material respect in respect to, any decree, order or arbitration award or law, statute, or regulation of or agreement with, or Permit from, any federal, state, provincial, county, or local governmental authority (or to which the properties, assets, personnel, business activities of the Business, the Coopersville Real Estate or the Canadian Real Estate are subject or to which it, itself, with respect to the Business, is subject), including, without limitation, laws, statutes and regulations relating to equal employment opportunities, fair employment practices, occupational health and safety, wages and bonuses, and discrimination.

ENVIRONMENTAL MATTERS

     (ff) Both of the Companies, with respect to the Business, and the Business (including, without limitation, the Purchased Assets and the Subsidiary's assets) are in compliance in all material respects with all Environmental Laws (as herein defined) and Environmental Permits (as herein defined). A copy of any notice, citation, inquiry or complaint which either Company has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit relating to the Business (and currently in Seller's possession) is contained in the Disclosure Schedule, and all violations alleged in said notices have been corrected.
The Companies possess all material Environmental Permits which are required for the operation of the Business, and are in compliance in all material respects with the provisions of all such Environmental Permits. Copies of all currently effective Environmental Permits issued to the Companies with respect to the conduct of the Business are contained in the Disclosure Schedule.

     (gg) Except as set forth in the Disclosure Schedule, there has been no storage, treatment, generation, transportation or Release (as herein defined) of any Hazardous Materials (as herein defined) with respect to the Business by either company or, to Seller's knowledge, its predecessors in interest, or by any other person or entity for which either Company is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any obligation under, Environmental Laws.

     (hh) The Disclosure Schedule sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed from, the Coopersville Real Estate or the Canadian Real Estate. All Containers which have been heretofore removed from the Coopersville Real Estate or the Canadian Real Estate have been removed in accordance with all then applicable Environmental Laws. To the best of Seller's knowledge, the underground storage tank previously located at and removed from the Coopersville Real Estate was only used for storing heating oil for consumptive use at the Coopersville Real Estate.

     (ii) For the purposes of this Agreement:

          (i) "Containers" means above-ground and underground storage tanks;

          (ii) "Environmental Laws" means all federal, state, provincial, and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, in effect as of the Closing Date, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; air, soil, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing;

          (iii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental
Laws;

          (iv) "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability
Act, 42 U.S.C. section 9601, et as amended and reauthorized ("CERCLA");

          (v) "Hazardous Materials" means: pollutants, contaminants, pesticides, petroleum and petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of or regulated by any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act, 42 U.S.C.,
section 6902 et as amended and reauthorized ("RCRA")

          (vi) "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by either Company with respect to the Business;

          (vii) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Hazardous Materials into the environment, whether or not notification or reporting to any governmental agency was or is, required, including, without limitation, any Release which is subject to CERCLA.

REAL ESTATE

     (jj) Seller has full corporate power and authority to sell the Coopersville Real Estate. The Disclosure Schedule accurately sets forth the street address and legal description of the Coopersville Real Estate. Seller holds good and marketable fee simple title to the Coopersville Real Estate, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and' easements of record, none of which makes title to the Coopersville Real Estate unmarketable and none of which are violated by Seller. Neither the Coopersville Real Estate nor the Canadian Real Estate is subject to any leases or tenancies. Except as described in the Disclosure Schedule, none of the improvements comprising the Coopersville Real Estate or the Canadian Real Estate or the businesses conducted by Seller or the Subsidiary thereon, including the Business, are in material violation of any federal, state, provincial, county or municipal use or occupancy restriction, limitation, condition or covenant of record or any federal, state, provincial, county, or municipal zoning or building law, code or ordinance or public utility easement. To the best of Seller' s knowledge, no material expenditures are required to be made for the repair or maintenance of any improvements on the Coopersville Real Estate.

     (kk) Each facility located on the Coopersville Real Estate is served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such facility at its historical rate of production, and none of the utility companies serving any such facility has threatened Seller with any reduction in service. Such utilities either enter the Coopersville Real Estate through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, permanent public or private easements which, following the Closing, will inure to the benefit of Purchaser, its successors and assigns. All of said utilities are installed and operating and all installation and connection charges have been paid for in full.

     (ll) There are no condemnation proceedings pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Coopersville Real Estate. There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the best of Seller's knowledge, threatened with respect to any portion of the Coopersville Real Estate.


     (mm) Prior to the Closing, the Subsidiary has transferred to Seller or its designee all right, title and interest of the Subsidiary in and to that certain real property commonly known as 101 Brookside St., London, Ontario, including, without limitation, the buildings and improvements thereon, exclusive of any trade fixtures or other items of personal property located at such real property (collectively, the "Canadian Real Estate"). The Disclosure Schedule contains true and complete copies of all material documents executed and delivered in connection with such transaction. The transfer of the Canadian Real Estate has been effected in such a way as to not result in any liability, cost, fee, tax, expense or obligation to the Subsidiary or Purchaser, and shall not result in a reduction of the Subsidiary's unused non-capital losses and unused tax credits which may be carried forward to less than $230,000, after giving affect to any liability owing to Revenue Canada or Revenue Ontario.

     (nn) To Seller's knowledge, the building and other facilities located on the Coopersville Real Estate are in good condition and repair and are free of any patent structural or engineering defects (regardless of whether latent or patent). The continued maintenance and operation of the Coopersville Real Estate as currently maintained and operated is not dependent on facilities located at other property, and the continued maintenance and operation of any other property is not dependent on facilities located on the Coopersville Real Estate.

     INTELLECTUAL PROPERTY

     (oo) Except for those assets which are Excluded Assets, the Disclosure Schedule identifies all of the following, if any, which are used in the Business or in which either Company claims any ownership rights in connection with the Business: (i) all trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights;
(ii) all common law Trademarks; (iii) all proprietary formulations, manufacturing methods, know-how and trade secrets which are material to the Business; (iv) all patents on and pending applications to patent any technology or design; (v) all registrations of and applications to register copyrights; and (vi) all licenses of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by either Company, which are not Excluded Assets. The rights required to be rescheduled are referred to herein collectively as the "Intellectual Property."

     (pp) (i) Seller or the Subsidiary, as the case may be, is the owner of or duly licensed to use each Trademark and its associated goodwill and each copy of computer software included within the Purchased Assets; (ii) each Trademark registration exists and has been maintained in good standing; (iii) each patent and application included in the Intellectual Property exists, is owned by or licensed to Seller or the Subsidiary, as the case may be, and has been maintained in good standing; (iv] each copyright registration exists and is owned by Seller or the Subsidiary, as the case may be; (v) to the best of Seller's knowledge, no other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (vi) Seller has no knowledge of any claim or any reason to believe that any third party asserts ownership rights in any of the Intellectual Property; (vii) Seller has no knowledge of any claim or any reason to believe that Seller's or the Subsidiary's use of any Intellectual Property infringes any right of any third party; and (viii) Seller has no knowledge or any reason to believe that any third party is infringing any of Seller's or the Subsidiary's rights in any of the Intellectual Property.

     GENERAL

     (qq) Neither of the Companies nor, to the best of Seller's knowledge, any of their current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Business, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Companies, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or Co obtain special concessions, or illegal payments from corporate funds to obtain or retain business. Without limiting the generality of the foregoing, neither Company has, with respect to the Business, directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its employees and sales representatives with respect to such sales.

     (rr) The Purchased Assets and the Subsidiary's assets are adequate to conduct the Business as it is presently being conducted.

     (ss) The Equipment and Leased Personalty, and the Subsidiary's tangible personal property, are in good operating condition and repair (ordinary wear and tear excepted). To Seller's knowledge, the Equipment, Leased Personalty and the Subsidiary's tangible personal property are free of any latent structural or engineering defects or any patent structural or engineering defects.

     (tt) Neither Company has attempted to dissuade any present employees, representatives or agents of either Company who are employed in the conduct of the Business from becoming associated with Purchaser.


     (uu) The representations and warranties of Seller in this Agreement, and all representations, warranties and statements of either Company contained in any schedule (or attachment to such schedule) or closing document delivered pursuant hereto or in connection herewith, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading.

     (vv) The Disclosure Schedule contains complete and accurate copies of all documents attached thereto. The information contained in the Disclosure Schedule is complete and accurate.


                                 ARTICLE V

                                  Closing

     5.1 Form of Documents. At or before the Closing (except as set forth in Section 5.3(s)), the parties shall deliver the documents, and shall perform the acts, which are set forth in this
Article V. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

     5.2 Purchaser's Deliveries. Purchaser shall execute and/or deliver to Seller all of the following:

          (a)  the Estimated Cash Payment;

          (b) a certified copy of Purchaser's Certificate of Limited Partnership;

          (c) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Delaware;

          (d) an incumbency and specimen signature certificate with respect to the officers of Purchaser's general partner executing this Agreement and Purchaser's Ancillary Documents on behalf of Purchaser;

          (e) a certified copy of resolutions of the board of directors of Purchaser's general partner, authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary Documents;

          (f) the written opinion of Altheimer & Gray, counsel to Purchaser, addressed to Seller, in substantially the form of Exhibit A attached hereto;

          (g) an assumption agreement, duly executed by Purchaser, under which Purchaser assumes the Assumed Liabilities; and

          (h) without limitation by the specific enumeration of the foregoing, all other documents required from Purchaser to consummate the transaction contemplated hereby.

     5.3 Seller's Deliveries. Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form] and/or deliver or cause to be executed and/or delivered to Purchaser all of the following:

          (a) certified copies of the Certificate or Articles of Incorporation and By-laws of the Companies;

          (b) (i) certificates of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date by the Secretaries of State of Delaware and Michigan, and (ii) a certificate of status of the Subsidiary issued not earlier than ten
(10) days prior to the Closing Date by the Minister of Consumer and Commercial Relations, Province of Ontario;

          (c) an incumbency and specimen signature certificate with respect to the officers of Seller executing this Agreement and Seller's Ancillary Documents on behalf of Seller;

          (d) a certified copy of resolutions of (i) Seller's board of directors (in Seller's own capacity and as sole shareholder of the Subsidiary] authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary Documents, and (ii) the Subsidiary's board of directors authorizing the sale of the Subsidiary Shares, as required under the Subsidiary's Articles of Incorporation;

          (e) certificates representing all outstanding Subsidiary Shares duly endorsed in blank or with duly executed stock powers attached;

          (f) a bill of sale, executed by Seller, conveying all of the Inventory, Equipment and other tangible personal property included in the Purchased Assets to Purchaser, free and clear of all liens, claims, encumbrances and security interests other than Permitted Encumbrances and containing the warranties of title set forth in this Agreement;

          (g) an assignment to Purchaser, executed by Seller, of all of the Purchased Assets (other than the Inventory, Equipment, and the Coopersville Real Estate], along with the original instruments (if any) representing, evidencing or constituting such Purchased Assets, free and clear of all liens, claims, encumbrances and security interests other than Permitted Encumbrances and containing the warranties of title set forth in this Agreement. To the extent necessary in the opinion of Purchaser's counsel, Seller shall also execute and deliver (in recordable form where required) separate assignments of any of the Purchased Assets, and where applicable, in the form required by the applicable governmental agencies, insurance companies, customers, lessors, and other parties with whom the assignments must be filed;

          (h) the written opinion of Curtis, Mallet-Prevost, Colt
& Mosle, counsel to Seller, addressed to Purchaser, in substantially the form of Exhibit B attached hereto, and the written opinion of Siskind, Cromarty, Ivey & Dowler, counsel to the Subsidiary, addressed to Purchaser, substantially in the form of Exhibit C attached hereto;

          (i) (A) UCC-1, UCC-2, Federal and State tax lien, bankruptcy and seven (7) year judgment searches with respect to Seller for the State of Michigan and the counties thereof in which a portion of the Business is conducted, and (B) PPSA, Supreme Court, District Court and Bankruptcy Court searches with respect to the Subsidiary for the Province of Ontario and the counties thereof in which a portion of the Business is conducted, and patent, trademark and copyright searches with respect to the Companies, all prepared by search companies reasonably satisfactory to Purchaser, and dated not earlier than fifteen (15] days prior to the closing Date;

          (j) the written resignations, effective as of the Closing Date, of each of the directors and officers of the Subsidiary;

          (k) the minute books and stock records of the Subsidiary;

          (l) releases of all liens and other encumbrances and security interests held by Barclays Business Credit Inc., in any of the Purchased Assets or the Subsidiary's assets, including, without limitation, UCC-3 termination statements;

          (m) a general warranty deed (subject only to Permitted Encumbrances), a certificate in compliance with the Foreign Investment in Real Property Tax Act ("FIRPTA") certifying that Seller is not a person or entity subject to withholding under FIRPTA, an ALTA statement and all other documents required by the title insurance company issuing the policy referred to in subsection (o) with respect to the Coopersville Real Estate executed by Seller, together with any necessary transfer declarations;

          (n) an owner's title insurance policy (ALTA Owner's Policy Form-1992)) with respect to the Coopersville Real Estate, insuring Purchaser and issued as of the Closing Date by a title insurance company reasonably satisfactory to Purchaser, in such amount(s) as may be reasonably satisfactory to Purchaser, showing fee simple title thereto to be vested in Purchaser, subject only to Permitted Encumbrances, with extended coverage over all general exceptions, a zoning endorsement in the form of ALTA endorsement Form 3.1, a creditors' rights endorsement (provided that Purchaser delivers an acceptable property appraisal to such title insurance company) and any and all other endorsements reasonably requested by Purchaser or any lender of Purchaser;

     (o) a survey of the Coopersville Real Estate, dated not earlier than six months prior to the Closing Date, prepared by a licensed surveyor, and certified to Purchaser, Purchaser's lender(s] and the title insurance company as having been prepared in accordance with American Land Title Association land survey standards, and showing all easements, access ways and showing material improvements to be within lot, sidelot, rearlot and setback lines, and showing no encroachments onto the Coopersville Real Estate;

     (p) to the extent obtained, all necessary consents for the assignment of contracts, leases, purchase orders, sales orders, Permits and Environmental Permits which are to be assigned to Purchaser or alternate arrangements with respect thereto, all as reasonably acceptable to Purchaser;

     (q) certificates of title or origin (or like documents) with respect to all vehicles included in the Purchased Assets and other Equipment for which a certificate of title or origin is required in order for title thereto to be transferred to Purchaser;

     (r) all clearance certificates or similar types of documents which may be required by any federal, state, provincial or other taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price;

     (s) a notification under the Investment Canada Act, if applicable, to be filed within thirty (30) days of the Closing; and

     (t) without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transaction contemplated hereby.

     5.4 Joint Deliveries. At the Closing, the parties shall execute and deliver, or cause to be executed and delivered, to each other, all of the following:

          (a)  a lease of that portion of the Coopersville Real
Estate presently devoted primarily to the conduct of Seller's management information services (MIS] operations, between Purchaser, as lessor, and Seller, as lessee, in substantially the form of Exhibit D attached hereto;

          (b) a lease of that portion of the Canadian Real Estate not presently leased to third parties (as described therein), between Seller or its designee, as lessor, and the Subsidiary, as lessee, in substantially the form of Exhibit E attached hereto; and

          (c) all legally required transfer tax declarations concerning the Purchased Assets.

                                ARTICLE VI

                          Post-Closing Agreements

     6.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

     6.2 Inspection of Records. Seller and Purchaser shall each make their respective books and records (including work papers in the possession of their respective accountants] available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions of the Business occurring prior to and those relating to the Closing, the historical financial condition, assets, liabilities, operations and cash flows of the Business, or the Assumed Liabilities. As used in this Section 6.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

     6.3 Certain Assignments. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign, or a transfer or assignment of, any claim, contract, lease, Permit, Environmental Permit, commitment, sales order or purchase order, or any benefit arising thereunder or resulting therefrom, if an attempt at transfer or assignment thereof without the consent required or necessary for such assignment, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or Seller thereunder. If such a consent or agreement to transfer or assign is not obtained for any reason, Purchaser and Seller shall cooperate in any arrangement Purchaser may reasonably request to provide for Purchaser, to the extent practicable, the benefits under such claim, contract, lease, Permit, Environmental Permit, commitment or order.

     6.4 Use of Trademarks; References to Seller. Seller shall cease to use and shall not license or permit any third party to use the names "Leigh Products, "Leigh Metal Products", or any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks, for any purpose, including, without limitation, for purposes of the sale of any inventory reconveyed to Seller pursuant to Section 3.5. Purchaser may refer to the Business as formerly being Seller's. Within six (6) months following the Closing Date, Purchaser shall cease using any packaging or other materials included within the Purchased Assets containing any visible reference to Seller or any of its Affiliates.

     6.5 Employees. Purchaser shall not be obligated to offer employment to any employee of Seller, but Purchaser shall have the right to employ employees of Seller employed in the Business as of the Closing Date, on terms and conditions established by Purchaser in its sole discretion. For a period of two (2) years commencing on the Closing Date, Seller shall not take any actions which are calculated to persuade any salaried, technical or professional employees, representatives or agents of Purchaser to terminate their association with Purchaser.

     6.6 Back-Up. Seller shall, at Purchaser's request, furnish such detailed back-up material with respect to the Purchased Assets or the subsidiary's assets, the historical financial statements of the Business, the Closing Balance Sheet, the Financial Statements and the Assumed Liabilities as are in Seller's possession or are reasonably available to Seller.

     6.7 Accounts Receivable. In the event Seller shall receive any instrument of payment of any of the Accounts Receivable or the accounts receivable of the Subsidiary, Seller shall deliver it within three (3) days to Purchaser or the Subsidiary, as the case may be, by wire transfer as to any cash received, endorsed where necessary, without recourse, in favor of Purchaser or the Subsidiary, as the case may be. At the request of Purchaser, Seller shall assist Purchaser in the collection of Accounts Receivable, at no expense to Seller.

     6.8 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date which are not subject to the indemnification provisions contained in Article VII, provided that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

     6.9 Product Warranties. Purchaser will accept returns of products of the Business shipped by Seller on and prior to the Closing Date, or which constitute finished goods inventory on the Closing Date, which are defective or which fail to conform to the customer's order in accordance with the following provisions (but Purchaser does not hereby assume any liability to any third party claimant or, except as provided in this Section 6.9 and Article VII, to Seller]. Purchaser shall notify Seller of each such return, specifying the customers, products and shipment orders involved and stating whether any consequential damages are claimed to have been suffered. If such products are defective or fail to conform to the customer's order, Purchaser shall, at its option, repair or replace the defective or nonconforming products in accordance with the Business' practices in effect at the time of shipment. Purchaser will repair, rather than replace, such products whenever it is economically and technically practical to do so. In the event of any such repair Seller shall promptly reimburse Purchaser for Purchaser's direct costs therefor, an allocable share of manufacturing overhead, and shipping costs from and to the customer. In the case of replacement, Seller shall promptly reimburse Purchaser for an amount equal to Purchaser's direct manufacturing cost for the replaced item, including an allocable share of manufacturing overhead in connection therewith, and for shipping costs to and from the customer. Payments with respect to products which can be resold by Purchaser shall be made to Seller not later than thirty (30] days after the date on which Purchaser returns any such returned products to inventory, as to which Purchaser shall provide Seller notice within ten (10) days of so returning such products to inventory. Seller shall reimburse Purchaser for its reasonable out-of-pocket costs (including freight out) of handling and disposing of such defective or nonconforming products which are unsuitable for repair or sale to other customers. At Seller's request, Purchaser shall provide Seller with all reasonable information and documentation in Purchaser's possession that would be helpful to Seller in filing damage claims with any shipper of such products. Seller shall have reasonable access to the returned non-conforming or defective products to verify such non-conformance or defect, and Purchaser shall provide Seller with a statement of all such returned non-conforming or defective products. Purchaser shall mark individual items of inventory completed by it following the Closing (of the type included within the Purchased Assets] in such a way that items of such inventory can be distinguished from items shipped by Seller prior to the Closing Date or which constituted finished goods inventory as of the Closing Date.

     6.10 Sales and Transfer Taxes and Fees. Seller shall pay when due from assets other than the Purchased Assets, all sales taxes and/or use taxes, recording fees, personal property title application fees, patent and trademark assignment registration fees, real property transfer taxes and fees and all other taxes and fees on transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to Purchaser, regardless of whether the liability for said taxes or fees is imposed by law upon Seller or upon Purchaser.

     6.11 Reproration of Real Estate Taxes. Within 30 days after the date on which the real estate taxes for 1995 and 1994 with respect to the Coopersville Real Estate become ascertainable, the parties shall reprorate such taxes to the closing Date, and if the reprorated amount is different than the amount thereof as accrued as of the Closing Date and reflected on the Closing Balance Sheet, an adjusting payment in the amount of the difference shall be paid to the party entitled thereto.

     6.12 Covenant Not to Compete. As an inducement for Purchaser to enter into this Agreement, Seller agrees that:

          (a) from and after the Closing and continuing for the lesser of five (5) years from the Closing Date or the longest time permitted by applicable law, neither Seller nor any of its Affiliates shall do any one or more of the following, directly or indirectly:

          (i) engage or participate, anywhere in the United States, Canada or Mexico, as an owner, partner, shareholder, consultant or (without I imitation by the specific enumeration of the foregoing) otherwise in the business of the manufacture or distribution of registers, ventilation products, bath cabinets, mail boxes and other related products; or

          (ii) solicit any customer of Purchaser which has been a customer of Seller or its Affiliates with respect to the Business within the past five (5] years, to purchase from any source other than Purchaser any product or service pertaining to the Business as conducted on the Closing Date which could be supplied by Purchaser. The foregoing covenant shall not be deemed to prevent Seller or any of its Affiliates from doing business with any of their respective customers which are customers of the Business, in any business other than that described in Section 6.12 (a) (i).

     (b) Seller and its Affiliates recognize that the territorial, time and scope limitations set forth in this Section 6.12 are reasonable and are required for the protection of Purchaser and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a count of competent jurisdiction, Purchaser and Seller agree to the reduction of either or any of said territorial, time or scope limitations to such an area, period Or scope as said court shall deem reasonable under the circumstances. For purposes of this Section 6.12, the business of Seller's H.B. Ives Division, the manufacture and sale of bath accessories (not including medicine cabinets], door closers, door knockers, kick plates and viewers, shall not be deemed to be in competition with the Business.

6.13 Disclosure of Confidential Information.

     (a) As a further inducement for Purchaser to enter into this Agreement, Seller agrees that for five (5) years after the Closing Date, Seller shall, and shall cause its Affiliates to, hold in strictest confidence, and not, without the prior written approval of Purchaser, use for their own benefit or the benefit of any party other than Purchaser or disclose to any person, firm or corporation other than Purchaser (other than as required by law) any Division Information (as defined herein) regarding the Business. Intending that the term shall be broadly construed to include anything protectible under applicable law, "Division Information" means all information, and all documents and other tangible items which record information, which at the time or times concerned is protectible as a trade secret under applicable law, including, without limitation, the following especially sensitive types of information with respect to the Business:

          (i) product development and marketing plans and strategies;

          (ii) unpublished drawings, manuals, know-how, production techniques, proprietary formulas, research in progress, and the like;

          (iii) the identity, purchase and payment patterns of, and special relations with, customers;

          (iv) the identity, net prices and credit terms of, and special relations with, suppliers; and

          (v) proprietary software and business records, to the extent included within the Purchased Assets.

Division Information shall not include information of the foregoing description (1) which was in the public domain, (2) which is disclosed to Seller by a third party-not having a duty to not disclose such information, and (3] information as to which disclosure is required by law. Seller shall advise Purchaser of any request, including a subpoena or similar legal inquiry to disclose any such Division Information, so that Purchaser can seek appropriate legal relief.

     (b) Purchaser agrees that for five (5) years after the Closing Date, Purchaser shall, and shall cause its Affiliates to, hold in strictest confidence, and not, without the prior written approval of Seller, use for their own benefit or the benefit of any party other than Seller or disclose to any person, firm or corporation other than Seller (other than as required by law) any Harrow Information (as defined herein]. Intending that the term shall be broadly construed to include anything protectible under applicable law, "Harrow Information" means all information pertaining to the business of Harrow other than the Business, and all documents and other tangible items which record information of such type, if any, which at the time or times concerned is protectible as a trade secret under applicable law, and was disclosed to Purchaser in connection with Purchaser's due diligence and the consummation of the transactions contemplated by this Agreement. Harrow Information shall not include information of the foregoing description (1) which was in the public domain, (2) which is disclosed to Purchaser by a third party not having a duty to not disclose such information, and (3) information as to which disclosure is required by law. Purchaser shall advise Seller of any request, including a subpoena or similar legal inquiry to disclose any such Harrow Information, so that Seller can seek appropriate legal relief.

     6.14 Injunctive Relief. The parties hereto specifically recognize that any breach of Sections 6.12 or 6.13 will cause irreparable injury to Purchaser (in the case of Sections 6.12 and 6.13(a)) or Seller (in the case of Section 6.13(b))and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), the parties hereto agree that in the event of any such breach, Purchaser or Seller, as the case may be, shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. In the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, the parties hereto agree and submit to the imposition of such a limitation as said court shall deem reasonable.

     6.15 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

     6.16 Knowledge.  For purposes of this Agreement, "knowledge of
Seller" or "Seller's knowledge" or words of    similar import shall
mean the actual knowledge, after due inquiry, of Larry Adams, John Hogan, Betsy Raymond, Robert Hoagland, Don Fenstermacher, D. James Toppen, K.C. Vaughn, Tom Taylor, Mike Howe, Anthony Balestro, Michael McIntyre and Ted Bowles; provided, however, that Messrs. Taylor and McIntyre shall only be included within this definition with respect to Sections 4.3(s) and 4.3 (t). In addition, information contained in the books and records of the Subsidiary shall be deemed known to Seller for purposes of this Agreement.

                                ARTICLE VII

                              Indemnification

     7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. No specifically enumerated indemnification obligation with respect to a particular subject matter as set forth below shall limit or affect the applicability of a more general indemnification obligation as set forth below with respect to the same subject matter.

     7.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

          (a) "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation: (i) reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any of the foregoing; and (ii) costs and expenses reasonably incurred to bring the Purchased Assets and the Business into compliance with Environmental Laws in effect on the Closing Date.

          (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article VII;

          (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article IX to another party hereto;

          (d) "Third Party Claim" shall mean any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

     7.3 Indemnification Obligations of Seller. Seller shall indemnify, save and keep harmless Purchaser, the Subsidiary and their respective successors and permitted assigns (collectively, the "Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

          (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VII);

          (c) (i) the failure to discharge when due any liability or obligation constituting an Excluded Seller Liability, or any claim against Purchaser with respect to any such liability or obligation or alleged liability or obligation, or (ii) the existence of any Excluded Subsidiary Liability;

          (d) any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any employee welfare benefit plan (as defined in Section 3(l) of ERISA) which Seller or an ERISA Affiliate has at any time maintained or administered or to which Seller or any ERISA Affiliate has at any time contributed (including, without limitation, any liability for health continuation requirements under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA and any liability arising pursuant to Title IV of ERISA for plan termination, withdrawal or partial withdrawal from any multiemployer plan, or any lien to enforce any Title IV liability);

          (e) any benefits accrued pursuant to any Plan, Welfare
Plan or Employee Benefit Plan (other than the Canadian Plan] at or prior to the Closing Date, other than benefits payable under insurance policies, if any, constituting Purchased Assets;

          (f) any action or failure to act, in whole or in part, at or prior to the Closing Date with respect to any Plan, Welfare Plan or Employee Benefit Plan (other than the Canadian Plan); or

          (g) without being limited by the foregoing paragraphs (a) through (f), and without regard to whether any one or more of the items listed in this paragraph (g) may be disclosed in the Disclosure Schedule or otherwise known to Purchaser as of the date hereof or the closing Date:

               (i) any generation, transportation, storage, treatment or Release of any Hazardous Materials arising in connection with the conduct of the Business occurring on or prior to the Closing Date (including without I imitation those that allegedly result in, or result in, any Release or treatment of Hazardous Materials after the Closing Date] regardless of when liability is asserted, at' (x) any Facility, regardless of whether either Company owned, operated or leased such Facility at the time any such activity occurred, or (y) any Offsite Facility with regard to any Hazardous Materials with which either Company was involved in any way at any time

               (ii) any discharges to or from storm, ground or surface waters or wetlands, and any air emissions or pollution, which result from or are caused by activities, events, conditions or occurrences with respect to the Business on or prior to the Closing Date;

               (iii) the exposure of and resulting consequences to any persons, including, without limitation, employees of either Company, to any Hazardous Materials created, generated, processed, handled or originating on or prior to the Closing Date at a Facility or otherwise used by either of the Companies or their predecessors in the conduct of the Business or contained in or constituting a part of merchandise of the Business sold by either Company or its predecessors; or

               (iv) any violation of, obligation imposed by, or claim under, any Environmental Law as a result of activities, events, conditions or occurrences related to the Business prior to the Closing Date, regardless of when the violation, obligation or claim arises or is asserted.

     7.4 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns (collectively, the "Seller Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

          (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

          (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VII);

          (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities when due;

          (d) the Subsidiary's failure to pay, discharge and perform any of the Retained Subsidiary Liabilities; or

          (e) any Third Party Claims to the extent caused by the acts or omissions of Purchaser or the Subsidiary after the Closing Date and not constituting an Excluded Seller Liability or Excluded Subsidiary Liability as the case may be, including, without limitation, Damages which arise out of Purchaser's or the Subsidiary's operation of the Business after the Closing Date; or

          (f) any violation by Purchaser of any federal, state or local employment statute, rule or regulation, or any wrongful act, and all other claims of tortious conduct, in any case associated with the hiring, failure to hire and employment of individuals by Purchaser; provided that as to any employee of Seller employed by Purchaser upon or shortly after the Closing Date, Purchaser shall be liable for any severance obligations arising as a result of Purchaser's subsequent termination of such employee, to the extent of such severance obligations under applicable law, without regard to the type or extent of any benefits or rights such individuals may have had against Seller.

     7.5  Limitations on Seller's Indemnification Obligations.
Seller's obligations pursuant to the provisions of Section 7.3 are subject to the following limitations, as well as the procedures set forth in Section 7.7:

          (a) the Purchaser Indemnitees shall not be entitled to recover under Section 7.3(a) until the total amount which Purchaser would recover under Section 7.3(a), but for this Section 7.5(a), equals or exceeds $117,500, in which event the Purchaser Indemnitees shall be entitled to recovery for the first dollar and all amounts in excess thereof, and, thereafter, no additional claim or claims may be brought unless and until the aggregate amount of such claims brought at any particular time equals or exceeds $5,000, in which event the Purchaser Indemnitees shall be entitled to recovery for the first dollar of such additional claims and all amounts in excess thereof;

          (b) except as set forth in Section 7.5 (d) and Section 7.5(e), the Purchaser Indemnitees shall not be entitled to recover under Section 7.3(a) unless a claim has been asserted by written notice specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or before August 6, 1996;

          (c) except as set forth in Sections 7.5(d) and 7.5(e), the Purchaser Indemnitees shall not be entitled to recover under 7.3(b) through 7.3(f) based upon a breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under Sections 2.1 and 2.3 of this Agreement; unless a claim has been asserted by written notice, specifying the details of the alleged breach or failure to comply, delivered to Seller on or prior to August 6, 1997;

          (d) the Purchaser Indemnitees shall not be entitled to recover under the indemnification provisions of Section 7.3 with respect to any liabilities of the Subsidiary for Taxes which constitute Excluded Subsidiary Liabilities, unless and until a claim has been asserted by written notice, specifying the details of the claim, on or before the last day of the longest applicable limitations period under applicable law;

          (e) the Purchaser Indemnitees shall not be entitled to recover under the indemnification provisions of Section 7.3 as follows:

               (i) with respect to a misrepresentation or breach of warranty under Section 4.3 (ee] (as to any liability under Environmental Laws or pertaining to Environmental Matters),
Sections 4.3 (ff), (gg) or (hh); or

               (ii) due to the existence of any liability (A) relating to the existence or absence of any Environmental Permit required under applicable Environmental Law as of the Closing Date,
(B) arising or existing due to a breach of Section 6.17, or (C) under Section 7.3(g); unless a claim has been asserted by written notice, specifying the details of the breach, on or before February 6, 2005; and

          (f) Seller shall have no liability under the indemnification provisions set forth in this Article VII for liabilities or deficits for which related reserves (e.g. receivables reserves for receivables and inventory reserves for inventory) are established on the Closing Balance Sheet unless and until all such related reserves provided in the Closing Balance Sheet have been applied to offset such liabilities or deficits.


     7.6  Limitations on Purchaser's Indemnification Obligations.
Purchaser's obligations pursuant to the provisions of Section 7.4 are subject to the following limitations, as well as the procedures set forth in Section 7.7:

          (a) the Seller Indemnitees shall not be entitled to recover under Section 7.4(a) until the total amount which Seller would recover under Section 7.4(a), but for this Section 7.6, equals or exceeds $117,500, in which event the Seller Indemnitees shall be entitled to recovery for the first dollar and all amounts in excess thereof, and, thereafter, no additional claim or claims may be brought unless and until the aggregate amount of such claims brought at any particular time equals or exceeds $5,000, in which event the Seller Indemnitees shall be entitled to recovery for the first dollar of such additional claims and all amounts in excess thereof; and

          (b) the Seller Indemnitees shall not be entitled to recover under Section 7.4 unless a claim has been asserted by written notice, specifying the details of the alleged misrepresentation, breach of warranty or other breach or failure to comply, delivered to Purchaser on or prior to August 6, 1997.

     7.7  Third Party Claims Procedures.

          (a) If either party shall receive notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence, within thirty
(30) days of receiving such notice (i) setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and, if the party giving such notice is an Indemnified Party, (ii) specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted; provided, however, that failure by the Indemnified Party to give such notice shall not relieve Indemnifying Party from any liability it shall otherwise have pursuant to this Agreement except to the extent Indemnifying Party is actually prejudiced by such failure. Upon the giving of any such notice, the remaining provisions of this Section 7.7 shall apply.

          (b) The Indemnifying Party shall have a period of twenty
(20) days from the date of receipt of any notice from the Indemnified Party within which to respond thereto. If the Indemnifying Party does not respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have accepted responsibility for such indemnity. The indemnification period provided for herein shall be tolled for a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim.

          (c) Subject to the remainder of this Section 7.7(c), the Indemnifying Party shall have the right, at its option, to be represented by counsel of its choice and to assume the defense or otherwise control the handling of any claim, suit, judgment or matter for which indemnity is sought, which is set forth in any notice sent by the Indemnified Party, by notifying the Indemnified Party in writing to such effect within twenty (20) days of receipt of such notice. If the Indemnifying Party does not give timely notice in accordance with the preceding sentence, the Indemnifying Party shall be deemed to have given notice that it does not wish to control the handling of such claim, suit or judgment. The Indemnified Party shall have the right to be represented by counsel at its own expense in any contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as provided in the preceding sentence. In the event the Indemnifying Party elects (by notice in writing within such twenty (20) day period) to assume the defense of or otherwise control the handling of any such claim, suit, judgment or matter for which indemnity is sought, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any and all Damages associated with the Third Party Claim or the defense thereof, notwithstanding the fact that the Indemnifying Party may not have been so liable to the Indemnified Party had the Indemnifying Party not elected to assume the defense of or to otherwise control the handling of such claim, suit, judgment or other matter.

          (d) All expenses (including without limitation attorneys' fees] incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a' tender of, or assume, the defense of a Third Party Claim pursuant to this Section 7.7, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10] days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.7, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

          (e) The parties shall cooperate in the defense of any such claim or litigation and each shall make available all books and records which are relevant in connection with such claim or litigation.

          (f) Any and all amounts determined from time to time to be paid by the Indemnifying Party by reason of the indemnity obligations under this Article VII or any exhibit, schedule or certificate delivered herewith shall be paid to the Indemnified Party in cash, on demand.

          (g) Any claim for indemnification under this Agreement which does not result from the assertion of a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of thirty (30) days within which to respond thereto. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying party shall be deemed to have accepted responsibility for such indemnity, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such thirty (30] day period and reject such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to it under applicable law.

          (h) The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party but shall be subrogated to any right of action to the extent that it has paid or successfully defended against any Third Party Claim.


                               ARTICLE VIII

                               Miscellaneous

     8.1 Publicity. Except as otherwise required by law, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Seller and Purchaser.

     8.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three
(3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

          If to Seller
          Addressed to

          Harrow Products, Inc.
          2627 East Beltline, S.E.
          Grand Rapids, Michigan 49546
          Attention:     Larry L. Adams, President
          Telecopier:    (616) 942-2170

          with a copy to

          Curtis, Mallet-Prevost, Colt & Mosle
          101 Park Avenue
          New York, New York 10178-0061
          Attention:     John N. Marden, Esq.
          Telecopier:    (212) 697-1559

          If to Purchaser
          Addressed to

          Applied Industrial Materials Corporation
          One Parkway North
          Deerfield, Illinois 60015
          Attention:     Wayne C. Kocourek
          Telecopier:         (708) 940-0811

          and to

          Milcor Limited Partnership
          1150 N. Cable Road
          Lima, Ohio 45802
          Attention:     Richard C. Liden, President
          Telecopier:         (419) 227-1060

          with a copy to

          Altheimer & Gray
          10 South Wacker Drive
          Suite 4000
          Chicago, Illinois 60606
          Attention:     David W. Schoenberg, Esq.
          Telecopier:         (312) 715-4800

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.3.

     8.3  Expenses.  Except as set forth in Section 6.10 and
Article VII, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors', investment banker's, broker's, attorneys', accountants' and other professional fees and expenses; it being understood that Seller shall pay all fees and expenses of the Accountants in connection with the preparation of the Closing Balance Sheet.

     8.4 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties. Each exhibit, schedule and the Disclosure Schedule, shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

     8.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     8.6 Counterparts. This Agreement may De executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     8.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     8.8 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Michigan applicable to contracts made in that State.

     8.9 Arbitration. Either party shall submit a dispute arising under the indemnification provisions contained herein (other than a dispute regarding the matters described in clauses (i) and (ii] of Section 7.5(d) or other environmental matters) to a panel of three (3) arbitrators chosen pursuant to the rules of the American Arbitration Association. The parties hereto hereby submit and consent to the jurisdiction of the American Arbitration Association for any such dispute. Any arbitration hereunder shall take place in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and an award rendered by the arbitrators shall be final and binding and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Discovery in connection with such arbitration shall be conducted in accordance with the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall be applicable to any such arbitration.

     8.10 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason- of this Agreement.

     8.11 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that at or prior to the Closing Purchaser may assign its rights and delegate its duties under this Agreement to an Affiliate and may assign its rights under this Agreement to its lenders for collateral security purposes, and after the Closing Purchaser may assign its rights and delegate its duties under this Agreement to any third party in connection with the sale of the Business or the sale of substantially all of Purchaser's assets (including the Business), provided that Purchaser shall give written notice to Seller prior to any such assignment, and provided further that no such assignment shall in any way diminish the rights and remedies or increase -the liabilities of Seller. No such assignment shall relieve Purchaser of any of its liabilities under this Agreement. -

     8.12 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     8.13 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     8.14 Definitions. The following terms are defined in the following sections of this Agreement:

     Defined Term                  Where Found

     Accountants    3.5
     Accounts Payable    2.2(a)
     Accounts Receivable 1.2(e)
     Accrued Expenses    2.2(b)
     Affiliate 4.3(p)
     Applicable Laws     4.3(y)
     Arbitrating Accountant   3.6(b)
     Assumed Liabilities 2.1
     Assumed Taxes  2.2(e)
     Business  Recital A
     Canadian Plans 4.3(y)
     Canadian Real Estate     4.3(mm]
     Cash Portion   3.1
     CERCLA    4.3(ii)(iv)
     Closing   3.3
     Closing Balance Sheet    3.5
     Closing Date   3.3
     Code 4.3(q)(i)
     Company   Recital A
     Containers     4.3(ii)(iv)
     Control   4.3(p)
     Coopersville Real Estate 1.2(c)
     Damages   7.2(a)
     Deemed Value   3.5(b)
     Disclosure Schedule 4.1
     Dispute   3.6(a)
     Dispute Notice 3.6(a)
     Dispute Period 3.6(a)
     Division  Recital A
     Division Information     6.13(a)
     Effective Time 3.3
     Employee Benefit Plan    4.3(x)(i)
     Environmental Laws  4.3(ii)(ii]
     Environmental Permits    4.3(ii)(iii)
     Equipment 1.2(b)
     ERISA     4.3(x)(i)
     ERISA Affiliate     4.3(x) (i)
     Estimated Cash Payment   3.4
     Excluded Assets     1.1
     Excluded Seller Liabilities   2.1
     Excluded Subsidiary Liabilities    2.3
     Facility  4.3(ii)(iv]
     Financial Statements     4.3(j)
     FIRPTA    7.3(n)
     GAAP     3.5
     Harrow Information  6.13(b]
     Hazardous Materials 4.3(ii](v]
     Indemnified Party   9.2(b)
     Indemnifying Party  9.2(c]
     Intellectual Property    4.3(oo]
     Inventory 1.2 (a]
     IRS  4.3(x](ii]
     Leased Personalty   1.2(d)
     Liabilities    4.3(m)
     Encumbrances   1.1
     Multiemployer Plan  4.3(x)(i]
     Net Equity Value    3.2
     Offsite Facility    4.3(ii)(vi)
     PBGC 4.3(x) (iii]
     Permits   4.3(w)
     Permitted Encumbrances   4.3(n)
     Plan 4.3(x)(i)
     Purchase Price 3.1
     Purchased Assets    1.1
     Purchaser Preamble
     Purchaser Indemnitees    7.3
     Purchaser's Ancillary Documents    4.2(b)
     RCRA 4.3(ii](v)
     Related Party  4.3(p)
     Release   4.3(ii](vii]
     Retained Subsidiary Liabilities    2.3
     Return    4.3(q)(i)
     Returns   4.3(q](i]
     Seller    Preamble
     Seller Indemnitees  7.4
     Seller's Ancillary Documents  4.3(c)
     Seller's knowledge  6.16
     Significant Customer     4.3(t)
     Significant Supplier     4.3(t)
     Subsidiary     Recital A
     Subsidiary Shares   1.2(j)
     Tax  4.3(q](i)
     Tax Assets     4.3(q) (vi]
     Taxes     4.3(q)(i]
     Third Party Claim   9.2(d)
     Trademarks     4.3(oo]
     Welfare Plan   4.3(x)(i]

     Unless otherwise specified herein, all references to dollars shall be references to U.S. dollars.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                   SELLER:

                                   HARROW PRODUCTS, INC.

                                   By:     /s/ Betsy Raymond
                                   Its:  Vice President



                                   PURCHASER:

                                   MILCOR LIMITED PARTNERSHIP

                                   By:  MILCOR HOLDINGS, INC.,
                                        its general partner

                                   By:    /s/ Wayne Kocourek
                                   Its:  Executive Vice President





                               SCHEDULE 3.7

                        TO ASSET PURCHASE AGREEMENT

     1. The portion of the Purchase Price allocated to the Subsidiary's Shares shall be equal to the tax basis of the Subsidiary's assets minus the tax basis of the Retained Subsidiary Liabilities, as of the Closing Date.